Exhibit 10.35

Note:  Material has been omitted from this Supply Agreement pursuant to a request for confidential treatment and such material has been filed separately with the Securities and Exchange Commission.  Material omitted has been replaced with an asterisk.

EXECUTION VERSION

SUPPLY AGREEMENT

BETWEEN

SEALY, INC.

AND

NOMACO INC.

Effective: February 18, 2003

TABLE OF CONTENTS

(1)	ADMINISTRATION
(2)	TERM AND TERMINATION
(3)	PRODUCTION, SUPPLY, PURCHASES AND DELIVERY
(4)	PRICING AND PAYMENT TERMS
(5)	PRICE INCREASES/DECREASES
(6)	TERMINATION PAYMENT
(7)	VOLUME DISCOUNT
(8)	PERFORMANCE METRICS/STANDARDS/SPECIAL INSTRUCTIONS
(9)	INVENTIONS
(10)	NOMAFOAM LICENSE
(11)	INFRINGEMENT OF INTELLECTUAL PROPERTY RIGHTS
(12)	CHANGE IN MATERIAL, PROCESS AND PROCEDURE
(13)	SERVICES/ WARRANTIES/ SPECIFICATIONS
(14)	DISASTER RECOVERY
(15)	E-COMMERCE
(16)	CONFLICT OF INTEREST
(17)	REVIEW RIGHTS
(18)	INDEMNIFICATION
(19)	INSURANCE
(20)	SEALY’S AFFILIATES
(21)	WESTERN FACILITY
(22)	INDEPENDENT CONTRACTOR
(23)	COMPLIANCE
(24)	EXCLUSIVITY
(25)	CONFIDENTIALITY
(26)	NOTICES
(27)	USE OF MINORITY ENTERPRISES
(28)	ASSIGNMENT
(29)	GOVERNING LAW

i

(30)	DISPUTE RESOLUTION
(31)	SEVERABILITY
(32)	SURVIVAL OF OBLIGATIONS
(33)	MISCELLANEOUS
(34)	GUARANTY

ii

EXHIBITS

EXHIBIT A – PRODUCTS/PRICING
EXHIBIT B – APPLICATION PRODUCTS
EXHIBIT C – FORECASTS AND CAPS
EXHIBIT D – PRODUCT SPECIFICATIONS
EXHIBIT E – PERFORMANCE METRICS/STANDARDS/SPECIAL INSTRUCTIONS
EXHIBIT F – AFFILIATES
EXHIBIT G – NOMACO MARKS/MARKETS
EXHIBIT H – INITIAL QUANTITIES OF PRODUCTS
EXHIBIT I – LICENSE AGREEMENT

iii

SEALY, INC. SUPPLY AGREEMENT

THIS AGREEMENT (“Agreement”), made as of February 18, 2003 (the “Effective Date”), by and between SEALY, INC., a North Carolina corporation, with its principal offices at One Office Parkway, Trinity, NC 27370 (hereinafter referred to as “SEALY”), and NOMACO INC., a North Carolina corporation with offices at 501 NMC Drive, Zebulon, North Carolina 27597 (hereinafter referred to as “NOMACO”).

WHEREAS, NOMACO has developed and manufactures certain products set forth in Exhibit A (the “Products”); and

WHEREAS, SEALY desires to purchase the Products from NOMACO upon the terms and conditions set forth herein for the purpose of using the Products to manufacture certain new application products set forth in Exhibit B (the “Application Products”).

WHEREAS, Sealy Mattress Company, a Delaware corporation and the parent corporation of SEALY (“GUARANTOR”), joins this Agreement as a party for the purpose set forth in Section 34.

NOW, THEREFORE, in consideration of the mutual promises and covenants contained herein, the parties agree as follows:

(1)                                 ADMINISTRATION

All orders for Products during the Term of this Agreement shall be evidenced by (i) written purchase orders delivered by SEALY to NOMACO specifying the identity of the Products, the requested quantity of the Products and the requested delivery date and (ii) a confirmation, including confirmed quantity and delivery date, issued by NOMACO to SEALY.  NOMACO shall exercise it best efforts be able to deliver Products to SEALY within 104 days after the Effective Date but shall not be deemed in breach of this Agreement so long as NOMACO is able to deliver Products within 166 days after the Effective Date.   Notwithstanding the delivery schedule set out above, NOMACO shall deliver to SEALY the quantity of the Products specified on Exhibit H for training and marketing.  The terms and conditions of each order shall be as set forth is this Agreement which shall take precedence over the terms and conditions contained in any purchase order, confirmation, quotation invoice or other document exchanged between the parties.  Each party shall provide such personnel as it reasonably determines is necessary to perform in accordance with this Agreement.  Such personnel may be employees of NOMACO, independent contractors under the supervision or direction of NOMACO and employees of SEALY designated by SEALY to consult with NOMACO with respect to the development, manufacture and delivery of the Products (collectively, the “Personnel”).  Each party shall be responsible for all costs, wages and other expenses of its respective employees and consultants engaged in connection with this Agreement and performance hereunder.

(2)                                 TERM AND TERMINATION

(a)                                  The initial term of this Agreement shall commence on the Effective Date, and unless sooner terminated as otherwise provided in this Section 2 of this Agreement, shall be in effect until the fourth (4th) anniversary of the Effective Date (the “Initial Term”).  Thereafter, this Agreement shall continue on a year-to-year basis unless and until terminated by either party giving the other party at least one hundred eighty (180) days’ written notice; provided, that SEALY may, if SEALY is in compliance with this Agreement and has purchased the Minimum Purchases established pursuant to Section 2(e) for each applicable period, extend the Term in accordance with this Section 2(a) below in the event of an Adverse Change of Control (as defined below).  Any such renewal and together with the Initial Term is referred to herein as the “Term.”  In the event of an Adverse Change of Control, the Term of this Agreement shall, at the option of SEALY be automatically extended, if necessary, to ensure at least 24 calendar months remain in the then current Term.  As used herein, “Adverse Change in Control” shall mean any of the following:  (i) the sale to an Adverse Party (as defined below) of more than fifty percent (50%) of the ownership interests of NOMACO; (ii) the sale to an Adverse Party of substantially all of the assets of NOMACO; or (iii) a merger, exchange, consolidation or other business combination involving NOMACO and an Adverse Party after which the shareholders of NOMACO immediately before the transaction own or control less than fifty percent (50%) of the surviving entity.  An “Adverse Party” means entity that generates at least * in net revenue (determined for the fiscal year ending immediately prior to any change of control) directly from the sale of bedding materials, supplies or products in the United States in the capacity of either a manufacturer or supplier in the bedding industry.  Following any such Adverse Change of Control, the prices of the Products shall not change without the express written consent of SEALY except pursuant to the adjustments contemplated by Section 5.  For purposes of this Section 2(a), “control” means the possession, directly or indirectly, of the power to vote more than 50% of the securities or other equity interests of a person or entity having ordinary voting power.

(b)                                 This Agreement may be terminated prior to the expiration of the Term as follows: (i) by either party in the event that the other party materially breaches or fails to perform any of its material obligations under this Agreement and such breach or failure continues for a period of ninety (90) days after receipt of written notice thereof from the non-breaching party without cure or commencement by the breaching party of actions reasonably calculated to cure such breach in a reasonable period of time; provided, that such cure period shall be 30 days with respect to any failure of SEALY to pay any amounts due NOMACO under this Agreement or breach of Section 6(b); provided, further, that such cure period shall be five (5) days in the event SEALY has failed to timely pay any amount due under this Agreement twice in any three-month period; provided, further that, notwithstanding anything herein to the contrary, any violation by NOMACO of Sections 16 (conflict of interest) and 27 (minority enterprises) shall not be deemed material violations of this Agreement; (ii) by either party if the other party (A) is or becomes a party to any bankruptcy or receivership proceeding or any similar action affecting its financial condition or property, if such proceeding (if not filed or initiated by such other party) has not been dismissed within thirty (30) days, (B) the general assignment by either party for the benefit of its creditors or (C) the appointment of a receiver for either party; or (iii) by NOMACO immediately upon written notice to SEALY in the event SEALY fails to purchase the Minimum Purchases (as defined in Section 2(e)) subject to the provisions of Section 6(b) or in the event GUARANTOR terminates, repudiates or otherwise attempts to terminate the guaranty contained in Section 34 of this Agreement.

(c)                                  Upon any termination of this Agreement by NOMACO in accordance with Section 2(b) above prior to the expiration of the Term, SEALY agrees that (i) NOMACO shall be released from any obligation to deliver all purchase orders or portions thereof placed by SEALY under this Agreement which have not been delivered by NOMACO; (ii) within 10 days of such termination, SEALY shall purchase from NOMACO all inventory of the Products and related work in process at the purchase price for completed Products established under this Agreement then in effect at the date of termination; and (iii) SEALY shall pay immediately to NOMACO in immediately available funds the applicable Termination Fee (as defined in Section 6(a)), any unpaid invoices or any other amounts due to NOMACO under this Agreement.

(d)                                 Upon any termination of this Agreement by SEALY in accordance with Section 2(b) above prior to the expiration of the Term, NOMACO agrees that (i) SEALY shall be released from any obligation to purchase additional Products under this Agreement, except open purchase orders placed by SEALY for Products delivered by NOMACO in accordance with this Agreement, and (ii) NOMACO shall pay immediately to SEALY any amounts due to SEALY under this Agreement; provided, that upon any termination of this Agreement by SEALY in accordance with Section 2(b)(i) above prior to the expiration of the Term, NOMACO agrees immediately upon such termination to execute and deliver to SEALY a temporary license in the form attached hereto as Exhibit I.

(e)                                  In consideration of and as a material inducement for the significant investment required of NOMACO to perform its requirements hereunder, SEALY agrees to immediately pay NOMACO upon any termination of this Agreement the applicable Termination Fee, if any, in accordance with Section 6 in the event SEALY does not purchase Products from NOMACO and make payment therefore in the aggregate which equal or exceed the applicable “Minimum Purchases” set forth below.  Minimum Purchases shall be based on net sales of Products to SEALY in dollars under the Agreement after the Effective Date determined on an aggregate basis from the first purchase of Products net of any taxes, service charges, levies, freight, insurance, shipping, handling, discounts, rebates, credits, returns or other allowances of any kind (other than the volume rebate pursuant to Section 7 of this Agreement).  For purposes of satisfying the Minimum Purchases for the period ending December 31, 2003, SEALY shall be credited for all polyethylene foam products (including the Products and Nonproprietary Products as defined in Section 3) purchased by SEALY from NOMACO beginning January 1, 2003 and ending December 31, 2003.

Purchase Period	Minimum Purchases (Aggregate From Effective Date)

Through December 31, 2003	$10,000,000
Through December 31, 2004	$30,000,000
Through December 31, 2005	$50,000,000
Through December 31, 2006	$70,000,000
After December 31, 2006	Not Applicable

(f)                                    The acceptance by either party of any order for any Products after the giving of notice of termination of this Agreement shall not be construed as a renewal or extension of this Agreement, nor as a waiver of termination, but in the absence of a written agreement otherwise, all such orders shall be governed by provisions identical to the applicable provisions of this Agreement.

(g)                                 Within thirty (30) days after the effective date of termination of this Agreement, each party to this Agreement shall return to the other party, in accordance with the other party’s instructions, all materials of such other party related to the Products or the Application Products, including each party’s Confidential Information (as defined below).

(h)                                 Upon any termination of this Agreement by either party hereto, the obligations of the parties under Sections 2, 6, 9, 10, 11, 13, 18, 25, 26, 28, 29, 30, 31, 32, 33 and 34 of this Agreement shall survive the termination of this Agreement for any reason.

(i)                                     In the event of any termination of this Agreement, the party terminating the Agreement shall be entitled (i) to pursue such remedies as are available to it in law or in equity, (ii) to recover from the other party reasonable attorneys’ fees, costs or other amounts incurred by the party terminating the Agreement in connection therewith (including any costs of collection of amounts due under this Agreement) and (iii) to recover any other amounts due from the other party under this Agreement.

(3)                                 PRODUCTION, SUPPLY, PURCHASES AND DELIVERY

(a)                                  NOMACO agrees to sell and deliver to SEALY, and SEALY agrees to purchase and receive from NOMACO, during the Term of this Agreement all of SEALY’s total requirements for the Products for use in the business of SEALY for the manufacture of beds and bedding related products, including without limitation, with respect to the Application Products, subject to caps on such requirements determined pursuant to Section 3(c) and Exhibit H.  During the Term of this Agreement, SEALY shall also purchase all of SEALY’s total requirements for all other polyethylene foam products which are not included within the Products (the “Nonproprietary Products”) as long as NOMACO’s pricing, quality, and specifications for such Nonproprietary Products are competitive with other polyethylene foam product suppliers.  SEALY shall provide written notification and substantiate to NOMACO concerning the supplier(s) and criteria in respect to which SEALY has determined that NOMACO is not competitive for such Nonproprietary Products and may purchase such polyethylene foam products identified in such notice from the identified supplier(s) on the terms identified therein unless and until NOMACO offers such terms to SEALY.

SEALY may not cancel or change an order once placed with and accepted by NOMACO if the order has already left NOMACO’s facility.

(b)                                 Subject to the limitations of Section 3(c), NOMACO will maintain sufficient production capacity and redundancy to satisfy the forecasted requirements of SEALY under Section 3(c) through a normal five (5) day work week. NOMACO will increase its capacity to meet reasonable forecasted increased requirements of SEALY, subject to reasonable lead times to implement the new capacity.  Commencing as soon as commercially practicable after the Effective Date, NOMACO will maintain in its inventory at least 21 days of supply of the Products to meet the reasonably forecasted purchases of SEALY in accordance with Section 3(c).

(c)                                  Attached hereto as Exhibit C is the best estimate of the forecasted purchase requirements for the Products on a monthly basis during the Initial Term.  Forecasts for the 2004 calendar year shall serve as the forecasts for each year thereafter during the Term unless the parties otherwise agree in writing.  The maximum amount of Products which NOMACO will be required to deliver under this Agreement during any calendar month shall not exceed 110% of the forecasted requirements for such calendar month, as set forth in Exhibit C.  SEALY may submit to NOMACO a proposed increase to the forecasts on Exhibit C and NOMACO will respond to such proposal within thirty (30) days, including with such response a proposed time frame.

(d)                                 All deliveries shall be F.O.B. (as such term is defined in the Uniform Commercial Code in effect from time to time in the State of North Carolina) Destination/Pre-Pay and Add.  All deliveries shall be made via common carrier or some other reasonable means chosen by NOMACO.  NOMACO shall prepay all related freight costs (including applicable insurance, taxes, fees or other changes) as may be required by such carrier on behalf of SEALY who shall reimburse NOMACO for all such costs in a reasonable time (not to exceed thirty (30) days).  NOMACO may add all such related freight cost and charges for each order to the related invoice, and SEALY will pay such amount pursuant to such invoice.  Orders for the Products may be delivered in part or all at one time as determined by NOMACO; provided, that if partial delivery is to be made,

NOMACO shall obtain the prior consent of SEALY.  Upon delivery of the Products to SEALY by such common carrier, all risk of loss to the Products shall pass to SEALY.  To the extent that a SEALY Affiliate fails to pay NOMACO or averages in any six (6)  month period more than 10 days past due on its payable, NOMACO may demand that SEALY guarantee the payments of any future deliveries made to that Affiliate or NOMACO can refuse to ship additional Products to that Affiliate.

(e)                                  No party to this Agreement shall be deemed to be in breach or default of any provisions hereof by reason of delay or failure in the discharge or performance of any duty or obligation hereunder due to strikes, lock-outs, natural calamity, war, terrorist activity, government laws or regulations, civil disorder, government embargoes, force majeure or any other cause beyond the reasonable control of the party so affected; provided, however, that the party so affected gives prompt written notice to the other party of the facts and circumstances relating to any such delay or failure and takes all commercially reasonable actions within its power to promptly remove the basis for any such delay or failure, so as to resume such discharge or performance as soon as possible.  The foregoing shall not be construed to limit the duties of NOMACO pursuant to Section 14 of this Agreement.  To the extent that any such force majeure affects SEALY’s continuous supply of polyethylene foam products from NOMACO as contemplated by this Agreement and substitute products are available and deliverable to SEALY in the marketplace (such as in the instance of a strike at NOMACO’s facility, or a strike at a third party transportation company where product cannot be supplied from one location, but could be supplied from another), after reasonable written notice to NOMACO, SEALY may cover its reasonable requirements for the duration of such force majeure in the market without breaching this Agreement.  At such time as NOMACO restores its ability to manufacture and delivery polyethylene foam products to SEALY, both parties will be required to abide by the terms of the Agreement, but appropriate considerations will be given to re-set the Minimum Purchases established in this Agreement.

(4)                                 PRICING AND PAYMENT TERMS

(a)                                  SEALY shall pay directly for Products purchased, in accordance with the rates and charges set forth in Exhibit A attached hereto as a part hereof, or rates which may be provided in any supplemental schedule agreed to in writing by the parties and attached hereto as a part of this Agreement, as evidenced by written signature thereto by duly authorized officers of each party hereto.  Pricing will be firm and fixed until January 15, 2004, and only then subject to price increase or decrease as required by Section 5 of this Agreement.

(b)                                 Payment terms shall be net 30 days upon tender of delivery of the Products F.O.B. Destination.  NOMACO shall not sell, assign or transfer SEALY’s payables hereunder to any third party factor for collection; provided, that NOMACO shall be entitled to pledge its interest therein in connection with a secured credit facility and collaterally assign all rights under this Agreement to its senior lenders.  If SEALY fails to pay the amounts due with respect to any invoices within such period, NOMACO may, in its sole discretion without prejudice to any other remedy, do any one or more of the following:  (i) postpone delivery of any other purchase orders; (ii) alter payment terms; (iii) terminate shipments; or (iv) terminate this Agreement in accordance with Section 2(b).

(c)                                  Prices payable for the Products pursuant to this Agreement shall not include sales, use, excise, privilege, or any similar tax levied by any federal, state, local or other governmental authority and SEALY shall pay, and be obligated to pay, any such applicable tax.

(5)                                 PRICE INCREASES/DECREASES

(a)                                  For purposes of this Section 5, the following terms have the definitions set forth below:

(i)                                     “Adjustment Date” means each January 15 and July 15 during the Term of this Agreement beginning on January 15, 2004.

(ii)                                  “Adjustment Period” means the six month period ending on the last day of the calendar month immediately preceding the applicable Adjustment Date.

(iii)                               “Base Price” shall initially be $0.504/lb. and shall thereafter be increased or decreased to an amount equal to the Period Average LDPE for any Adjustment Period in which there is an adjustment to the price of the Products under Section 5(b).

(iv)                              “LDPE” means the Chemical Market Associates Index for Low Density Polyethylene. In the event such information ceases to be published during the Term, the parties shall cooperate in good faith to identify and agree upon a replacement index that achieves substantially the same accuracy and intent as the price adjustment procedures set forth in this Section 5.

(v)                                 “Period Average LDPE” shall be an amount equal to the quotient of (A) the sum of the lowest reported amount of the LDPE for each of the six months in the applicable Adjustment Period divided by (B) six (6).

(b)                                 Pricing for all Products set forth on Exhibit A purchased under this Agreement will be firm until January 15, 2004.  On and after January 15, 2004, prices for the Products will be adjusted (up or down) on each Adjustment Date, if required by this Section 5(b), with respect to purchase orders placed and confirmed consistent with forecasts after such Adjustment Date in an amount equal to the product of (i) the “Adjustment Percentage” determined in accordance with the formula set forth below and

(ii) the prices then currently in effect for the Products set forth on Exhibit A; provided, that no such adjustment shall be made unless the difference between the Period Average LDPE for the applicable Adjustment Period and the then current Base Price is equal to or greater than $0.04.  In the event of any adjustment to prices pursuant to this Section 5(b), then the parties shall prepare a new Exhibit A which shall specify the Adjustment Percentage, the new Base Price, the applicable Adjustment Date and the adjusted prices for the Products and shall be signed by duly authorized officers of each party.  The new price shall become the new Base Price, and the Base Price will not change unless there is an adjustment in the price pursuant to the terms of this Section 5(b).

ADJUSTMENT	=	(Period Average LDPE - Base Price)	x *
PERCENTAGE		Base Price

Example 1:  This example reflects the initial adjustment analysis under this Section 5(b) after six months under this Agreement assuming the Effective Date is January 1, 2003 and the LDPE’s referenced below.

LDPE MONTH	$
Jan. 03	0.43
Feb. 03	0.44
Mar. 03	0.47
Apr. 03	0.47
May 03	0.51
June 03	0.53

Period Average LDPE = $0.475

Beginning Base Price = $0.504

Difference = $0.029 ($0.04 trigger not satisfied)

Ending Base Price (for next Adjustment Date) = $0.504

Example 2:  This example reflects the adjustment analysis under this Section 5(b) after the second six months under this Agreement assuming the Effective Date is January 1, 2003, the changes resulting from Example 1 above and the LDPE’s referenced below.

LDPE MONTH	$
Jul. 03	0.42
Aug. 03	0.45
Sept. 03	0.44
Oct. 03	0.43
Nov. 03	0.43
Dec. 03	0.48

Period Average LDPE = $0.442

Beginning Base Price = $0.504

Difference = $0.062  ($0.04  trigger satisfied)

Adjustment Percentage	=	($.442-$.504)	x * = *
$.504

Ending Base Price (for next Adjustment Period) = *

Based on the foregoing, the Adjustment Dates and Adjustment Periods are as follows:

Adjustment Date
	15-Jan-04	15-Jul-04	15-Jan-05	15-Jul-05	15-Jan-06	15-Jul-06
	Jul-03	Jan-04	Jul-04	Jan-05	Jul-05	Jan-06
	Aug-03	Feb-04	Aug-04	Feb-05	Aug-05	Feb-06
Months Reviewed	Sep-03	Mar-04	Sep-04	Mar-05	Sep-05	Mar-06
	Oct-03	Apr-04	Oct-04	Apr-05	Oct-05	Apr-06
	Nov-03	May-04	Nov-04	May-05	Nov-05	May-06
	Dec-03	Jun-04	Dec-04	Jun-05	Dec-05	Jun-06

(6)                                 TERMINATION PAYMENT

(a) SEALY acknowledges and agrees that NOMACO will invest significant capital and other resources in connection with preparation and performance by NOMACO under this Agreement in anticipation of supplying the total requirements for SEALY of all Products during the Term.  As a material inducement for NOMACO to enter into this Agreement, SEALY hereby agrees to immediately pay NOMACO, in addition to any other amounts due NOMACO pursuant to this Agreement, as liquidated damages the amount set forth below as the “Termination Fee” corresponding to the date SEALY terminates this Agreement other than as permitted pursuant to Section 2(b)(i) hereof (“SEALY Termination Breach”) or the date NOMACO first delivers written notice to SEALY in accordance with Section 26 (“Termination Notice”) of its desire to terminate this Agreement prior to the expiration of the Initial Term for any reason other than due to a termination by SEALY pursuant to Section 2(b)(i).  The amounts specified below as the applicable Termination Fee are agreed upon as liquidated damages and not as a penalty. The parties hereto have computed, estimated and agreed upon such amounts as an attempt to make a reasonable forecast of probable actual loss to be incurred by NOMACO because of the difficulty of estimating with exactness the damages that will result.  The Termination Fee shall be due and payable within fifteen (15) days after a SEALY Termination Breach or delivery of a Termination Notice subject to right of SEALY to cure any failure to purchase the Minimum Purchases pursuant to Section 6(b).  The Termination Fee shall be determined solely by the date of the SEALY Termination Breach or the Termination Notice (as the case may be) irrespective of any delay in terminating this Agreement or payment of the Termination Fee.  In the event SEALY fails to pay any Termination Fee due hereunder when due, SEALY shall pay to NOMACO interest on the amount of such Termination Fee at an annual rate equal to the prime rate as is printed in the Wall Street Journal on the last business day of any month that there is an outstanding amount under this Agreement plus 2%, compounded monthly, based on a 360-day year.  Any such interest shall accrue commencing on the date of the SEALY Termination Breach or the Termination Notice (as the case may be).

Date of Termination Notice or SEALY Termination Breach	Termination Fee ($)

On or before January 15, 2004	*
After January 15, 2004 and on or before January 15, 2005	*
After January 15, 2005 and on or before January 15, 2006	*
After January 15, 2006 and on or before January 15, 2007	*
After January 15, 2007	*

(b)           In the event NOMACO delivers a Termination Notice as contemplated by Section 6(a), SEALY may cure such failure to purchase the Minimum Purchases in respect to any period specified in Section 2(e), above, by timely taking the following actions (subject to the limitations set forth immediately below):

(i)            deliver written notice to NOMACO within three (3) days of the Termination Notice of its intent to cure in accordance with this Section 6(b); (ii) pay within fifteen (15) days of the Termination Notice to NOMACO in immediately available funds an amount equal to the deficit in Minimum Purchases (less the amount paid to NOMACO per any order issued pursuant to clause (iii)); and/or (iii) submit an order to NOMACO for Products with an invoice amount equal to the amount of such deficit in Minimum Purchases (less the amount of any cash paid to NOMACO pursuant to clause (ii)) and pay the invoice for such order in full in immediately available funds within fifteen (15) days of the date of such order.  The following limitations shall apply with respect to any action as may be taken by SEALY to cure the failure to make Minimum Purchases:

(A)          Any curative order per clause (iii) above may not exceed the lesser of $1,000,000 or one month’s forecast for the applicable year;

(B)           No curative order or payment shall be applied towards satisfaction of the Minimum Purchases for any prior period other than the calendar year immediately preceding such curative order or payment; and

(D)          Any curative order or payment with respect to the period ending December 31, 2006 shall be placed and paid in full within ten (10) days after the fourth anniversary of the Effective Date.

If SEALY has cured its failure to purchase the Minimum Purchases in accordance with this Section 6(b) to the reasonable satisfaction of NOMACO, then SEALY shall be considered to have purchased the Minimum Purchase for the applicable period subject to the cure and NOMACO shall withdraw its Termination Notice and this Agreement shall remain in full force and effect.  In the event SEALY fails to comply strictly with each of the requirements established by this Section 6(b), then the Agreement shall be terminated in accordance with Section 2(b)(iii) and SEALY shall pay NOMACO the applicable Termination Fee in accordance with the terms set forth above in Section 6(a), together with interest thereon, and any other amounts due under this Agreement.

(7)                                 VOLUME DISCOUNT

Provided that SEALY is in compliance with the provisions of this Agreement and has purchased the Minimum Purchases established pursuant to Section 2(e) for each applicable period, NOMACO will pay to SEALY an annual rebate within 60 days after the end of each calendar year based upon the aggregate net sales of Products to SEALY in dollars under the Agreement during such calendar year net of any taxes, service charges, levies, freight, insurance, shipping, handling, discounts, rebates, credits, returns or other allowances of any kind, other than the volume rebate pursuant to Section 7 of this Agreement, calculated in accordance with the following scale:

SEALY Net Purchase Level ($MM)	Rebate Percentage

0.0-30.0	*
30-34.9	*
35-39.9	*
40+	*

Any rebate earned by SEALY in any calendar year will be cumulative and the respective Rebate Percentage for any Net Purchase Level shall apply back to the first dollar.  Any rebate will be paid directly to SEALY within 60 days of the end of each calendar year in which it was earned.  By way of example, SEALY would be entitled to a rebate of * with aggregate net sales during any calendar year of $32.0 million (calculated as * of the entire $32.0 million).

(8)                                 PERFORMANCE METRICS/STANDARDS/SPECIAL INSTRUCTIONS

NOMACO shall manufacture and deliver to SEALY the Products consistent in all material respects with the performance metrics, standards and other special instructions set forth in Exhibit E attached hereto.

(9)                                 INVENTIONS

(a)                                  With respect to the Application Products, all work product, procedures, know-how, ideas, conceptions, developments, inventions (patentable or unpatentable), techniques, algorithms, concepts, software, programs, enhancements, designs, documents (including without limitation schedules, time lines, drawings and specifications), marks, names and improvements conceived of, made, devised, created, generated or developed by SEALY, by NOMACO or by any of the Personnel with respect to the Application Products in the course of research or development of the Application Products or performance by the parties under this Agreement, whether before or after the Effective Date, shall be and remain the property of SEALY (including, without limitation as to use or application, the welding technology used by SEALY in its operations applied to the Application Products), subject to the intellectual property rights of NOMACO pursuant to Section 9(b) to the intellectual property related to the Products or any other polyethylene products, including any improvements thereof; provided, however, that NOMACO shall retain and own any such intellectual property or improvements thereon related to the process for manufacturing or producing the Products or the Application Products.  SEALY may, at its own expense, prepare and prosecute applications for copyright registration, trademark registration, service mark registration, trade name registration or letters patent, or may take such other actions that it deems necessary or appropriate to protect its intellectual property or other rights with respect to the aforementioned items. NOMACO agrees to cooperate with SEALY in such actions and in enforcing and protecting the intellectual property rights of SEALY hereunder, provided that SEALY shall reimburse NOMACO for all reasonable cost and expenses related thereto.

(b)                                 With respect to the Products or any other polyethylene products, all work product, procedures, know-how, ideas, conceptions, developments, inventions (patentable or unpatentable), techniques, algorithms, concepts, software, programs, enhancements, designs, documents (including without limitation schedules, time lines, drawings and specifications), marks, names and improvements conceived of, made, devised, created, generated or developed by NOMACO, by SEALY or by any of the Personnel with respect to the Products in the course of research or development of the Products or performance by the parties under this Agreement, whether before or after the Effective Date, shall be and remain the property of NOMACO.  NOMACO may, at its own expense, prepare and prosecute applications for copyright registration, trademark registration, service mark registration, trade name registration or letters patent, or may take such other actions that it deems necessary or appropriate to protect its intellectual property or other rights with respect to the aforementioned items.   SEALY agrees to cooperate with NOMACO in such actions and in enforcing and protecting the intellectual property rights of NOMACO hereunder,  provided that NOMACO shall reimburse SEALY for all reasonable costs and expenses related thereto.

(10)                          NOMAFOAM LICENSE

(a)                                  So long as SEALY is in compliance with this Agreement and SEALY offers the Application Products in accordance with the quality standards and specification approved by NOMACO as set forth below, NOMACO hereby grants to SEALY an exclusive, royalty free license to use the trademarks or trade names of NOMACO listed on Exhibit G (the “NOMACO Marks”) for the marketing and sale of the Application Products in the geographic and product markets specified in Exhibit G (the “Markets”) until the expiration or termination of this Agreement.  SEALY may market and sell the Application Products in the Markets under the NOMACO Marks only if they contain the Products to which the NOMACO Marks relate.  SEALY shall not use or permit the use of any NOMACO Marks in connection with any other products and use of the NOMACO Marks shall at all times be in accordance with NOMACO’s reasonable written trademark, trade name or service mark use policies in effect from time to time.  Notwithstanding the foregoing, SEALY may market and sell Application Products under SEALY’s own trademarks, trade names or service mark.  Except for exclusive use of the NOMACO Marks with the Application Products in the Markets, the license granted hereunder shall in no way limit NOMACO’s use, or right to license to any other person or entity, of the NOMACO Marks for use in any markets or with respect to any products.  NOMACO agrees not to use, or grant a license to any person to use, the NOMACO Marks for the

Markets in respect to products directly competitive with the Application Products for a period of one (1) year following any expiration or termination of this Agreement, other than termination of this Agreement by NOMACO pursuant to Section 2(b).

(b)                                 SEALY acknowledges that title and ownership in the NOMACO Marks and the goodwill associated therewith are and shall at all times remain in NOMACO and that, by this Agreement, SEALY is not acquiring any title, ownership, or other interest in the NOMACO Marks.  All uses of the NOMACO Marks by SEALY and all goodwill generated thereby shall inure exclusively and completely to the benefit of NOMACO.

(c)                                  SEALY agrees that the Application Products identified by one or more of the NOMACO Marks shall meet the quality control requirements of NOMACO; provided, however, that so long as the Application Products are provided at or above the quality levels established by NOMACO immediately prior to the Effective Date of this Agreement, SEALY shall be deemed to be in compliance with NOMACO’s quality standards.

(d)                                 SEALY agrees to inform NOMACO of the use of any marks or names similar to any of the NOMACO Marks and any potential infringements of any of the NOMACO Marks which come to its attention.

(11)                          INFRINGEMENT OF INTELLECTUAL PROPERTY RIGHTS

(a)                                  Subject to Section 18 hereof, NOMACO shall defend, indemnify and hold harmless SEALY, its employees, officers, directors, partners, members, shareholders, agents, successors and permitted assigns from and against all Losses (as defined below) arising out of any claim by a third party asserting that any Product(s) infringes such third party’s patent, copyright, trademark, trade secret, confidentiality or other right, provided that SEALY notifies NOMACO in writing within a reasonable time after SEALY first receives written notice of the claim and gives NOMACO reasonable assistance, at NOMACO’s costs, in the defense or settlement of the claim.  No settlement intended to bind SEALY shall be made by NOMACO without SEALY’s prior written authorization. NOMACO agrees to inform SEALY of any actual or potential infringements of any of SEALY’s intellectual property which come to its attention.

(b)                                 Subject to Section 18 hereof, SEALY shall defend, indemnify and hold harmless NOMACO, its employees, officers, directors, shareholders, partners, members, agents, successors and permitted assigns from and against all Losses arising out of any claim by a third party asserting that any Application Product(s) infringes such third party’s patent, copyright, trademark, trade secret, confidentiality or other right, provided that NOMACO notifies SEALY in writing within a reasonable time after NOMACO first receives written notice of the claim and gives SEALY reasonable assistance, at SEALY’s costs, in the defense or settlement of the claim.  No settlement intended to bind NOMACO shall be made by SEALY without NOMACO’s prior written authorization.

SEALY agrees to inform NOMACO of any actual or potential infringements of any of NOMACO’s intellectual property which come to its attention.

(12)                          CHANGE IN MATERIAL, PROCESS AND PROCEDURE

Prior to making any significant changes in raw materials or methods of manufacture employed in producing the Products hereunder, other than as may be necessary as determined by NOMACO on a commercially reasonable basis, NOMACO shall provide 30 days prior written notice to SEALY of NOMACO’s intent prior to implementing such change.   If any such significant change is reasonably unsuitable to SEALY, SEALY shall immediately (and in any event within 10 days) notify NOMACO in writing of such concern.   The parties agree to cooperate in good faith to resolve any such reasonable concern of SEALY with respect to such significant change to the mutual satisfaction of each party.  If SEALY objects to any such change after expiration of the aforementioned notice period, then SEALY shall reimburse NOMACO for all reasonable costs and expenses incurred by NOMACO in designing and implementing such change to the extent it is abandoned or modified to address SEALY’s concern.

(13)                          SERVICES/ WARRANTIES/ SPECIFICATIONS

(a)                                  SEALY shall perform an inspection, conducted in a normal and customary manner for the industry, of the Products produced and delivered by NOMACO to SEALY hereunder to verify conformity with the specifications set forth in Exhibit D, attached hereto as a part hereof.   Within thirty (30) days after SEALY’s receipt of the Products, SEALY must give written notice to NOMACO of any claim by SEALY based upon the patent condition, delay, quantity or patent grade of the Products or of any patent nonconformity with SEALY’s specifications set forth in Exhibit D.  SEALY’s failure to timely comply with this Section 13(a) shall constitute irrevocable acceptance by SEALY of such Products and shall bind SEALY to pay to NOMACO the full price of such Products.  Such acceptance does not interfere with any rights of SEALY in the event that a latent defect is later discovered or claimed (after acceptance).  Neither SEALY nor any Affiliate may hold back or set-off any amounts owed to NOMACO in satisfaction of any claims asserted by SEALY, or any Affiliate, against NOMACO.  Accepted Products shall not be returned without NOMACO’s prior written consent.

(b)                                 NOMACO WARRANTS THAT THE PRODUCTS SHALL AT THE TIME PLACED WITH THE CARRIER FOR SHIPMENT TO SEALY OR ITS AFFILIATE CONFORM WITH THE PRODUCT SPECIFICATIONS SET FORTH IN EXHIBIT D AND EXCEPT FOR SUCH SPECIFICATIONS ON EXHIBIT D, NOMACO HAS NOT MADE, DOES NOT MAKE AND WILL NOT MAKE ANY ADDITIONAL REPRESENTATIONS OR WARRANTIES, EXPRESS OR IMPLIED, WRITTEN OR ORAL, ARISING BY LAW, OUT OF ANY COURSE OF DEALING OR PERFORMANCE, CUSTOM, INDUSTRY STANDARD OR OTHERWISE, AS TO ANY MATTER WHATSOEVER, INCLUDING, WITHOUT LIMITATION, THE

PRODUCTS, THE CONDITION, QUALITY, SAFETY, PERFORMANCE OR RESULTS OF THE PRODUCTS, THEIR MERCHANTABILITY OR THEIR FITNESS FOR ANY PARTICULAR PURPOSE OR USE OR OTHERWISE IN ANY MANNER WITH RESPECT TO THE PRODUCTS, WHETHER USED SINGLY OR IN COMBINATION WITH OTHER PRODUCTS OR SUBSTANCES OR IN ANY PROCESS, ALL OF WHICH ARE HEREBY EXPRESSLY DISCLAIMED.  THE FOREGOING WARRANTY DOES NOT APPLY TO ANY PRODUCTS WHICH HAVE BEEN SUBJECT TO UNAUTHORIZED MODIFICATION, MISUSE, NEGLECT OR ACCIDENT BY ANY PERSON OR ENTITY OTHER THAN NOMACO.

(c)                                  NOMACO agrees to promptly replace, at no additional charge to SEALY, any Products supplied to SEALY hereunder, which do not comply with the specifications. SEALY shall, at the direction of NOMACO, either return any such Products to NOMACO for disposal or dispose of such products in accordance with all applicable laws; provided, that NOMACO shall reimburse SEALY for any related reasonable expenses upon submission of satisfactory documentation to NOMACO.

(d)                                 NOMACO agrees to include with each shipment of Products delivered to SEALY quality assurance and certification documents confirming that NOMACO has conducted commercially reasonable sampling and testing to assure that the Products in such shipment comply with the specifications set forth in Exhibit D.

(e)                                  NEITHER PARTY SHALL IN ANY EVENT BE LIABLE UNDER ANY CIRCUMSTANCES, TO THE OTHER PARTY OR ANY AFFILIATE, OR ANYONE CLAIMING THROUGH ANY PARTY OR ANY AFFILIATE, WHETHER BASED IN CONTRACT, TORT (INCLUDING NEGLIGENCE AND STRICT LIABILITY) OR OTHERWISE FOR ANY SPECIAL, INDIRECT, INCIDENTAL OR CONSEQUENTIAL DAMAGES OF ANY KIND WHATSOEVER, INCLUDING, WITHOUT LIMITATION, LOST PROFITS, EVEN IF SUCH PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES OR LOSSES, WHETHER SUCH DAMAGES ARISE OUT OF THE PURCHASE, USE, FAILURE OF, DEFECTS IN, DELAY IN DELIVERY OF OR NONDELIVERY OF, OR INFRINGEMENT BY, THE PRODUCTS, EVEN IF EITHER PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES, OTHER THAN IN THE CASE OF NOMACO, THE TERMINATION FEE PAYABLE PURSUANT TO SECTION 6 OF THIS AGREEMENT.

(14)                          DISASTER RECOVERY

Within 60 days from the Effective Date, NOMACO will deliver to SEALY a written disaster recovery plan designed to ensure a reliable supply of Products to the extent commercially reasonable.  Within 180 days after the Effective Date, NOMACO will implement such disaster recovery plan, to the extent commercially reasonable, which shall be comprised of the following:  (i) maintenance of at least 21 days inventory of the Products consistent with forecasts at its production facility or other location as soon as reasonably practical after the Effective Date (subject to applicable caps under Section 3(c)); (ii) maintenance and storage at an off-site safe facility of at least one set of duplicate dies for each Product as specified on Exhibit A; (iii) establishment of duplicate production capabilities at no less than one additional plant of NOMACO for production of the Products, including necessary equipment and processes; (iv) maintenance of supply contracts with critical raw material suppliers that provide for maintenance of at least 60 days inventory which can be delivered within ten (10) days to NOMACO’s manufacturing facilities; (v) development of a formal raw material supply strategy to include at least two manufacturers of resin; and (vi) procurement and maintenance by NOMACO of a commercially reasonable level of manufacturing equipment to ensure sufficient redundant capacity.  So long as SEALY is in compliance with the terms of this Agreement and has purchased the Minimum Purchases established pursuant to Section 2(e) for any applicable, NOMACO agrees that SEALY will receive priority during any capacity or manufacturing problems at NOMACO on a commercially reasonable basis for the manufacture of Products for SEALY under this Agreement.  NOMACO agrees that in the event of a disaster recovery situation it will use its best efforts to ensure that SEALY maintains its necessary supply of the Products in accordance with this Agreement.

(15)                          E-COMMERCE

NOMACO will work with SEALY on SeS (SEALY eProcurement System) Business Applications as it intends to supply SEALY with Product(s).  Subject to the commercially reasonable efforts of NOMACO, the key elements of this include:

•                                          NOMACO must have reliable Internet access.

•                                          Ability to receive EDI 850 Purchase Order via SMTP, FTP or Web Based Mailbox

•                                          Ability to generate EDI 855 Acknowledgement within 3 business hours of receipt of EDI 850.

•                                          By Second Quarter 2003, an 856 ASN will be rquired.

•                                          Ability to receive EDI 860 Purchase Order Change for the purpose of canceling an order that has not been shipped.  Orders that are cancelled must be confirmed with an EDI 865.

(16)                          CONFLICT OF INTEREST

(a)                                  During the Term, no director, employee, or agent of NOMACO shall give or receive any fee, rate, gift, or entertainment of significant cost or value in connection with this Agreement, or enter into any business arrangement in any way related to the

Products or the Application Products with any director, employee or agent of SEALY or any affiliate other than as a representative of SEALY or its affiliate, without prior written notification thereof to SEALY.  Any representative(s) authorized by SEALY may review the entertainment and other related records of NOMACO with respect to the SEALY relationship hereunder, to the extent permitted by law, for the sole purpose and extent necessary to determine whether there has been compliance with this Section 16.

(b)                                 Each month during the Term, NOMACO will provide SEALY a report in mutually satisfactory form and substance of substantially all SEALY/NOMACO meetings, including but not limited to onsite meetings, conferences, dinners, entertainment, golf, and other similar events.  The report will include SEALY and NOMACO representatives’ names, brief description of purpose of meeting and location of meeting.  The report will be delivered on a monthly basis to the SEALY’s Vice President of Supply Management.  All entertainment of SEALY personnel will be included within the report even if SEALY covers the costs of the entertainment.

(17)                          REVIEW RIGHTS

SEALY shall have the right to engage an independent third party accounting firm, acceptable to NOMACO, that does not have a material relationship with SEALY or any of its Affiliates to review the business records of NOMACO pertaining to performance by NOMACO under Exhibit A of this Agreement to ensure compliance by NOMACO with respect to its performance thereunder; provided, that (a) the cost of such review will be paid by SEALY; (b) the report of the accounting firm to SEALY (a copy of which shall be provided to NOMACO) shall be limited to a statement regarding compliance or noncompliance with the material terms of this Agreement and a brief description of any noncompliance under Exhibit A; (c) the review shall be limited to only those records reasonably determined necessary to establish material compliance with Exhibit A of this Agreement; (d) the accounting firm shall be required to execute a nondisclosure agreement satisfactory to NOMACO; (e) any such review shall be conducted only upon 15 business days prior written notice to NOMACO and occur no more frequently than once in any twelve month period and (f) such review shall occur only during normal business hours at a site and in a manner reasonably determined by NOMACO to minimize any interference with the business of NOMACO and the activities of it employees.  The parties shall cooperate in good faith to resolve any material noncompliance identified by the accounting firm.

(18)                          INDEMNIFICATION

(a)                                  Subject to the limiations of Section 13(e), SEALY agrees to indemnify and hold NOMACO, its directors, officers, employees, agents, representatives, successors and assigns, harmless from and against any and all losses, claims, causes of action, judgments, demands, penalties, liabilities, damages, fees, costs and expenses, including, without limitation, reasonable attorneys’ fees and court costs (collectively, “Losses”) in any manner arising out of, relating to or in connection with (i) any wrongful or negligent act or violation of any law, regulation or rule by SEALY, any Affiliate or their agents or employees; (ii) any breach or violation by SEALY, any Affiliate or their agents or employees of any provision of this Agreement or the Exhibits attached hereto; (iii) any use, sale or disposition of the Products that does not conform to the recommended usage set forth in the applicable specifications for such Products; (iv) any use, sale or disclosure by SEALY of any information, including Confidential Information, furnished to SEALY by NOMACO or its agents under or in respect to this Agreement other than as permitted under Section 25; (v)  the design, manufacture, sales or marketing of any products manufactured by SEALY or any Affiliate (including the Application Products) or the specifications by SEALY concerning the Products; or (vi) the sales or marketing of the Products.

(b)                                 Subject to the limiations of Section 13(e), NOMACO agrees to indemnify and hold SEALY, its directors, officers, employees, agents, representatives, successors and assigns, harmless from and against any and all Losses in any manner arising out of, relating to or in connection with (i) any wrongful or negligent act or violation of any law, regulation or rule by NOMACO or its agents or employees; (ii) any breach or violation by NOMACO or its agents or employees of any provision of this Agreement or the Exhibits attached hereto; (iii) any use, sale or disclosure by NOMACO of any information, including Confidential Information, furnished to NOMACO by SEALY or its agents under or in respect to this Agreement other than as permitted under Section 25; or (iv) a customer claim against SEALY regarding the design or manufacturing of the Products or the failure of any Product to meet the Product specifications set forth in Exhibit D.

(c)                                  If a third party commences a lawsuit or arbitration (a “Third-Party Claim”) against any person or entity (the “Indemnified Party”) with respect to any matter that the Indemnified Party might make a claim for indemnification against any party (the “Indemnifying Party”) under this Section 18, then the Indemnified Party must notify the Indemnifying Party thereof in writing of the existence of such Third-Party Claim and must deliver copies of any documents served on the Indemnified Party with respect to the Third-Party Claim; provided, however, that any failure to notify the Indemnifying Party or deliver copies will not relieve the Indemnifying Party from any obligation hereunder unless (and then solely to the extent) the Indemnifying Party is materially prejudiced by such failure.  Upon receipt of the notice described above, the Indemnifying Party will have the right to defend the Indemnified Party against the Third-Party Claim with counsel reasonably satisfactory to the Indemnified Party so long as (i) within ten (10) days after receipt of such notice, the Indemnifying Party notifies the Indemnified Party in writing that the Indemnifying Party will, subject to the limitations of this Section 18, indemnify the Indemnified Party from and against any Losses the Indemnified Party may incur arising out of, relating to or in connection with the Third-Party Claim, (ii) the Indemnifying Party provides the Indemnified Party with evidence reasonably acceptable to the Indemnified Party that the Indemnifying Party will have the financial resources to defend against the Third-Party Claim and fulfill its indemnification obligations hereunder, (iii) the Indemnifying Party is not a party to the applicable proceeding or the Indemnified Party has determined in good faith that there would be no conflict of interest or other inappropriate matter associated with joint representation, (iv) the Third-Party Claim does not involve, and is not likely to involve, any claim by any governmental body or authority, (v) the Third-Party Claim involves only money damages and does not seek an injunction or other equitable relief, (vi) settlement of, or an adverse judgment with respect to, the Third-Party Claim is not, in the good faith judgment of the Indemnified Party, likely to establish a precedential custom or practice adverse to the continuing business interests of the Indemnified Party, (vii) the Indemnifying Party conducts the defense of the Third-Party Claim actively and diligently and (viii) the Indemnifying Party keeps the Indemnified Party apprised of all developments, including settlement offers, with respect to the Third-Party Claim and permits the Indemnified Party to participate in the defense of the Third-Party Claim.  So long as the Indemnifying Party is conducting the defense of the Third-Party Claim in accordance with the conditions set forth above (A) the Indemnifying Party will not be responsible for any attorneys’ fees incurred by the Indemnified Party regarding the Third-Party Claim (other than attorneys’ fees incurred prior to the Indemnifying Party’s assumption of the defense) and (B) neither the Indemnified Party nor the Indemnifying Party will consent to the entry of any judgment or enter into any settlement with respect to the Third-Party Claim without the prior written consent of the other party, which consent will not be withheld unreasonably.  If any condition set forth above is or becomes unsatisfied, (W) the Indemnified Party may defend against the Third-Party Claim in any manner it may deem appropriate (and the Indemnified Party need not consult with, or obtain any consent from, the Indemnifying Party in connection therewith), (X) the Indemnifying Party will remain responsible for any Losses the Indemnified Party may incur relating to or arising out of the Third-Party Claim to the fullest extent provided in this Section 18 and (Y) the Indemnified Party may consent to the entry of any judgment or enter into any settlement with respect to such Third-Party Claim only with the written conet of the Indemnifiying Party, such consent not to be unreasonably withheld if such settlment provides for complete release of the Indemnifying Party.

(19)                          INSURANCE

Without in any way limiting NOMACO’s or SEALY’s indemnity obligation under Section 18 of this Agreement, both SEALY and NOMACO shall take out and maintain, at the respective party’s sole cost and expense, during the Term of this Agreement the insurance specified below with respect to NOMACO’s and SEALY’s operations in connection with this Agreement:

COVERAGE	LIMITS

1. Workers’ Compensation	Statutory

2. Employer’s Liability	$1,000,000 each accident $1,000,000 disease — each employee $1,000,000 disease — policy limit

3. Commercial General Liability (Bodily Injury, Property Damage and contractual liability on an occurrence form of policy naming SEALY/NOMACO Products as an additional insured)	$2,000,000 each occurrence, combined single limit

4. Comprehensive or Commercial Automobile Liability (Bodily Injury or Property Damage including coverage for all owned, non-owned and hired vehicles naming SEALY/NOMACO as an additional insured)	$1,000,000 each occurrence, combined single limit

5. Umbrella Liability Insurance affording excess coverage over the underlying primary insured required by subsections 2, 3 and 4 hereof, and naming SEALY/NOMACO as an additional insured	$10,000,000 each occurrence and annual aggregate

Prior to delivery of any Products under this Agreement, NOMACO shall obtain and furnish to SEALY and SEALY shall obtain and provide to NOMACO certificates of insurance evidencing the coverage required herein and stating that with respect to Commercial General Liability and Umbrella Liability Insurance no reduction, cancellation or expiration of such insurance coverage shall become effective until thirty (30) days from the date written notice thereof is mailed to SEALY.  Additionally, during the Term of this Agreement, NOMACO and SEALY shall provide further certificates to the other party as may be reasonably requested from time to time by SEALY or NOMACO evidencing that the insurance required herein is in effect.

(20)                          SEALY’S AFFILIATES

So long as SEALY is in compliance with the terms of this Agreement and has purchased the Minimum Purchases established pursuant to Section 2(e), NOMACO agrees to offer to each of SEALY’s Affiliates (defined below) the same prices offered SEALY under this Agreement from time to time for the Products based on F.O.B. origin, subject to such other terms and conditions covering the sale of the Products as any such Affiliate and NOMACO shall mutually agree; provided however that any sales of the Product by NOMACO to an Affiliate shall be solely for internal manufacturing use by the

Affiliate in the manufacture of mattresses.  “Affiliates” as used herein shall mean (a) each of the entities specifically named in Exhibit F hereto so long as such entity is the designated payer of the goods or (b) a subsidiary, joint venture, licensees, or other entity in which SEALY owns more than 50% interest.  Acceptance of any purchase order or delivery of any Products by NOMACO is subject to any such Affiliate maintaining credit satisfactory to NOMACO.

(21)                          WESTERN FACILITY

Subject to performance by SEALY under this Agreement and its satisfaction of the applicable Minimum Purchases of Products pursuant to Section 2(e) and the reasonably anticipated continuation of such performance and satisfaction, NOMACO will commit to the operation of a facility in the western portion of the United States (the “Western Facility”) at a site and of a design determined by NOMACO which is reasonably sufficient to satisfy the substantiated business needs of SEALY for such facility.  SEALY may invoke the Nomaco Western Facility commitment during the period from January 1, 2004 to June 1, 2004 by written notice to NOMACO which substantiates the commercially reasonable business needs of SEALY for the Western Facility.  In the event of such notice from SEALY and subject to a proposal by NOMACO to otherwise reasonably satisfy the substantiated business needs of SEALY set forth in the notice, NOMACO will commence the planning and implementation of the Western Facility within 30 days of such notice and thereafter commence operations at the Western Facility no later than eleven (11) months after such notice.

(22)                          INDEPENDENT CONTRACTOR

NOMACO shall be and remain an independent contractor in the performance of the services hereunder and nothing herein contained shall be construed to be inconsistent with this relationship or status.  NOMACO shall be responsible for selecting, assigning, supervising and directing the activities of all persons required for the performance of the services and shall be responsible for all wages, salaries, payroll records, withholding taxes, FICA taxes, benefits (if any) and unemployment insurance payments for all such persons assigned to the services or any part thereof, other than employees of SEALY or any Affiliate.

(23)                          COMPLIANCE

Each party shall at all times comply in all material respects with all applicable local, state and Federal laws, ordinances, rules and regulations (including but not limited to those relating to protection of the environment) respectively relating in the case of NOMACO to the production and sale of Products and in the case of SEALY to the production and sale of Application Products.

(24)                          EXCLUSIVITY

So long as SEALY is in compliance with the terms of this Agreement and has purchased the applicable Minimum Purchases established pursuant to Section 2(e), during the Term NOMACO will not (a) sell the Products directly to any bedding manufacturer with its primary facilities located in North America which intends to use the Products to manufacture bedding products that directly compete with the Application Products in North America (a “Competing Manufacturer”) other than SEALY and any Affiliate or (b) through its employees directly solicit any relationship with, or discuss the Products with, any Competing Manufacturer concerning the use of the Products in connection with any products that directly compete with the Application Products in North America other than SEALY and any Affiliate;  provided, that the restrictions imposed by this Section 24 shall not (i) limit or restrict in any manner the right of NOMACO to sell or distribute polyethylene foam products exclusive of the polyethylene foam products identified at Items 1 through 21 in Exhibit A to any manufacturer or distributor in the bedding industry provided NOMACO provides no material assistance in the design and engineering of mattress side support systems using polyethylene foam products in respect to the sale and distribution of products to any such manufacturer or distributor; or (ii) limit or restrict in any manner the right of NOMACO to design, sell, or distribute plank polyethylene foam products to any manufacturer or distributor.

(25)                          CONFIDENTIALITY AND NONSOLICIT

(a)           Each party acknowledges that it may receive or receive access to Confidential Information (as defined below) of the other party in connection with this Agreement.  Each party agrees to hold in confidence and not to, directly or indirectly, use or disclose to any other person or entity any Confidential Information of the other party, except to the extent expressly permitted hereunder in connection with the performance of this Agreement, including, without limitation, to reverse engineer or attempt to reverse engineer any products manufactured by the other party.  Each party may disclose Confidential Information of the other party to its lenders, employees, advisors and representatives who have a need to know such Confidential Information in connection with the transactions described herein and who agree to be bound by the terms hereof.

(b)           “Confidential Information” means, confidential, non-public or proprietary information that is disclosed or made available by a party to the other party in connection with this Agreement (whether before or after the Effective Date), including, without limitation, specifications and technical information, inventions, developments, ideas, know-how, data, formulae, compositions, designs, processes, business and product plans, research and development plans or results and other information relating to the business, operations, finances, sales, marketing, customers, products or technology of such party, in each case whether disclosed or made available in oral, written, electronic, graphic or any other form. Confidential Information includes all copies, reproductions, notes and repositories thereof, whether in written, electronic, graphic or any other form.

Notwithstanding the foregoing, “Confidential Information” shall not include: (i) information which is or becomes available to the general public through no breach of this Agreement; (ii) information which is possessed by the receiving party at the time of disclosure (and acquired with no breach of any confidentiality limitation); (iii) information which is subsequently acquired from a third party who has a bona fide right to make such information available to the receiving party without any restriction; (iv) information which is independently developed by the receiving party without use of Confidential Information of the other party as demonstrated by reasonable written evidence thereof; or (v) information which is required to be disclosed by court order or applicable law or regulation, including, without limitation, the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder, and the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder (except that the party required to make disclosure shall promptly notify the other party of such court order, law or regulation and cooperate with the other party to limit the scope of disclosure required, to the extent such limitation is permitted by law or regulation).

(c)                                  Upon the termination of this Agreement for any reason, each party shall return to the other party all Confidential Information of the other party.

(d)                                 The obligations of the parties under this Section 25 shall survive the termination of this Agreement for a period of five (5) years, except that the obligations of the parties under this Section 25 shall survive the expiration of such five (5) year period and thereafter continue to remain in effect with respect to Confidential Information that is a trade secret under applicable law.

(e)                                  Each party hereby acknowledges the importance and value to the other party of the other party’s Confidential Information.  In the event that either party violates or breaches any provision of this Section 25, the non-breaching party shall be entitled to enjoin such violation or breach and any further violation or breach and to recover from the breaching party reasonable attorneys’ fees incurred by the non-breaching party in enforcing the provisions of this Section 25 in addition to any other recoveries to which the non-breaching party shall be entitled at law or in equity.

(f)                                    During the term of this Agreement, including any renewal or extensions, and the one year period following the termination thereof, each party hereto agrees it will not, directly or indirectly through or on behalf of any other individual or entity, (a) solicit, generally or personally, any Covered Employee of the other party hereto for hire, employment or other engagement, (b) endeavor to cause any Covered Employee of the other party hereto to leave his or her employment or induce or attempt to induce any Covered Employee of the other party hereto to breach his or her employment agreement, if any, with his or her employer or (c) hire, employ or otherwise engage any current or former Covered Employee of the other party hereto following the voluntary or involuntary termination of such Covered Employee’s employment or other engagement with such party for any reason whatsoever.  With respect to SEALY, “Covered Employees” shall include any officer, manager or other employee of SEALY.  With respect to NOMACO, “Covered Employees” shall include any officer, manager or other employee of NOMACO.

(26)                          NOTICES

All notices which may be given in connection with this Agreement shall be in writing and shall be sent, and deemed received and delivered, upon five (5) days after mailing, by either party to the other by U.S. Registered Mail, or upon one (1) business day if sent by facsimile with confirming copy delivered or upon one (1) business day if sent by nationally recognized courier service via overnight next day delivery, addressed to the addresses as follows:

If to NOMACO :

501 NMC Drive

Zebulon, North Carolina 27597

Attention:  Ed Nelson, President

Facsimile:  (919) 269-7936

If to SEALY:

One Office Parkway

Trinity, North Carolina 27370

Attention:  Kenneth Walker, Esq., Vice President

Facsimile: (336) 861-3786

(27)                          USE OF MINORITY ENTERPRISES

It is SEALY’s desire that certified minority and women business enterprises (“M/WBE”) shall have the maximum practicable opportunity to participate in the work contemplated by this Agreement.  NOMACO recognizes that SEALY has established a 5% M/WBE utilization goal.   To the extent reasonably practicable given the terms and conditions and performance requirements under this Agreement, NOMACO agrees to use its commercially reasonable efforts to carry out this desire by extending certified M/WBE’s known by NOMACO an equitable opportunity to compete for subcontracts and purchase orders applicable to the work.  Notwithstanding anything herein to the contrary, SEALY shall not be entitled to terminate this Agreement for any alleged breach of this Section 27.

As used in this Section 27, the term “minority and women business enterprise (M/WBE)” means a business certified as a Minority or Woman Owned Business Enterprise by National Minority Suppliers Development Council (NMSDC) or one of its regional affiliates.  NOMACO shall submit to SEALY as requested during the Term of this Agreement a written report, not more frequently than quarterly, setting forth the names of vendors certified as M/WBE’s and which are used by NOMACO in the performance of the work hereunder and the services and/or goods provided in connection with the work and the dollar amount expended by NOMACO for such goods and/or services.

(28)                          ASSIGNMENT

Neither Party may assign, delegate or transfer this Agreement, in whole or in part, or any interest arising hereunder, without the prior written consent of the other party hereto, and any attempted assignment of this Agreement without such consent shall be null and void; provided, that NOMACO shall be entitled to pledge, hypothecate or collaterally assign any interest in this Agreement to a senior lender; provided, further that, subject to the rights of SEALY contained in Section 2(a), either party may assign this Agreement without the other party’s consent to any third party which directly or indirectly acquires substantially all of the business and assets of (a) NOMACO related to the manufacture of the Products or (b) SEALY related to the manufacture of the Application Products.

(29)                          GOVERNING LAW

The laws of the State of North Carolina hereunder shall govern the interpretation, construction and performance of this Agreement and the rights and remedies of the parties.

(30)                          DISPUTE RESOLUTION

(a)                                  Each party agrees that their long term mutual interests will be best served by effecting a rapid and fair resolution of any disputes between the parties relating to this Agreement.  Therefore, each party agrees to use all reasonable efforts to resolve all such disputes as rapidly as possible on a fair and equitable basis in accordance with this Section 30.  If either party has or becomes aware of a dispute, such party shall promptly notify the other party in writing (the “Dispute Notice”) specifying the general nature of the dispute.  The parties shall meet in person or by telephone within ten (10) days of delivery of the Dispute Notice and seek to resolve the dispute by negotiation between the appropriate officers of each party, with the resolution of the dispute being passed to each officer at the next higher level of authority, in turn.  Such meetings shall be attended in person or by telephone by individuals with decision-making authority to attempt in good faith to negotiate a resolution of the dispute prior to pursuing other available remedies.

(b)                                 If the parties have not succeeded in negotiating a resolution of the dispute within thirty (30) days after the date of the Dispute Notice, either party may submit the dispute to non-binding mediation conducted in Raleigh, North Carolina by such person as shall be mutually acceptable to the parties and who shall have experience in commercial supply arrangements and the matters subject to dispute in accordance with the commercial mediation rules of the American Arbitration Association (“AAA”).  Each of the parties shall pay one-half of the mediator’s fees and expenses.  All other costs and expenses related to the mediation, including, without limitation, attorneys fees and expenses, shall be paid by the party incurring such cost or expense.  If mediation does not reach a settlement of the dispute within thirty (30) days, either party may submit the dispute for binding arbitration pursuant to Section 30(c).

(c)                                  The parties agree that if the dispute is not resolved within the earlier of thirty (30) days after it is submitted to mediation or forty (40) days after the Dispute Notice, either party may terminate mediation or other discussions pursuant to this Section 30 and submit the dispute for settlement exclusively by final and binding arbitration in accordance with the commercial rules of the AAA in Raleigh, North Carolina, and judgment upon the award rendered by the arbitrators may be entered in any court having jurisdiction.  Any such arbitration shall be conducted by three (3) arbitrators knowledgeable in commercial supply arrangements and the matter subject to dispute, who are not at that time and never were affiliated with or related to either party and who have not acquired a detailed prior knowledge of the matters in dispute, that are mutually agreeable to the parties.  If the parties cannot agree on the three arbitrators within 20 days after submission of the dispute to arbitration, then each party shall promptly select one arbitrator and each such arbitrator shall select a third arbitrator.  If the parties’ respective arbitrators cannot agree on a third arbitrator, such third arbitrator shall be selected in accordance with the rules of the AAA.  The decision and award of the arbitrators shall be rendered within 90 days after final submission of the parties and shall be final and binding and shall be in writing, signed and served upon the parties.  All costs and expenses (including without limitation arbitrators’ fees and expenses and attorney’s fees and expenses) of the prevailing party shall be borne by the losing party or, in the event that the prevailing party has not prevailed entirely on its claim(s), then such costs and expenses shall be awarded in proportion to the award as the arbitrator(s), in their sole discretion, may determine, but guided by the concept that the “losing party pays.”  The arbitration award shall be final and binding upon the parties and shall not be subject to further review.  In no event whatsoever shall such an arbitration award include any award of punitive or consequential damages, and the parties hereby waive the right to recover punitive or consequential damages or damages otherwise in excess of the limitations set forth at Section 13(e).

(d)                                 Notwithstanding anything herein to the contrary, NOMACO shall be entitled at any time, without any delay, mediation, notice or other discussions pursuant to this Section 30, to deliver a Termination Notice pursuant to Section 6.

(e)                                  All statements, correspondence, memorandum, briefs, decisions, testimony, communications, and materials, whether written or oral, submitted to or generated by the arbitrators and/or mediators in connection with the processes set forth above shall be deemed to be in furtherance of settlement negotiations and shall be privileged and shielded from production and disclosure in any subsequent litigation.  Notwithstanding the foregoing, documents prepared in the normal course of business, such as invoices, waybills and freight bills, shall be subject to discovery in subsequent litigation in accordance with applicable law.  The parties agree to toll any applicable statutes of limitations during the pendency of any of the above dispute resolution proceedings.  Nothing in this Section 30 shall prevent any party from seeking injunctive relief in a judicial proceeding if interim relief from a court is necessary to preserve the status quo pending resolution or to prevent serious and irreparable injury to that party or others.  The parties shall continue to perform all obligations under this Agreement pursuant and subject to the terms hereof pending the above-described dispute resolution proceedings, subject to full reservation of rights at law, in equity and under this Agreement.

(31)                          SEVERABILITY

If any provision of this Agreement should be construed or held to be void, invalid or unenforceable, by order, decree or judgment of a court of competent jurisdiction, the remaining provisions of this Agreement shall not be affected thereby, but shall remain in full force and effect. The parties agree that any provision(s) found invalid or unenforceable shall be deemed modified to the minimum extent necessary to make such provisions consistent with applicable law.  Those provisions of this Agreement which would require that they survive the termination of this Agreement in order to give them full force and effect shall survive the termination of this Agreement for any reason, regardless of the date, cause or manner of such termination.

(32)                          SURVIVAL OF OBLIGATIONS

The rights, obligation and remedies accrued by the parties to the Agreement under these terms and conditions, including wihtout limitation, the obligation to pay any amounts due under this Agreement, shall survive any modification, amendment, suspension or termination of the Agreement.

(33)         MISCELLANEOUS; PUBLIC ANNOUNCEMENTS

The section headings in this Agreement are inserted for convenience only and are in no way to be construed as part of this Agreement or as a limitation or enlargement of the scope or meaning of the particular sections to which they refer, and shall not affect the interpretation or any provisions of this Agreement.  This Agreement constitutes the sole agreement between the parties hereto respecting the within subject matter and supersedes and cancels any and all oral or written agreements or understandings between or assumed by the parties or either of them with respect to the subject of this Agreement. No modification or amendment of this Agreement shall be effective unless submitted and agreed to in writing by the duly authorized representatives of the parties hereto.  No course of dealing, delay or failure of any party to enforce strictly any term, right or condition of the Agreement shall be construed as a waiver of that term, right or condition.  No express waiver of any term, right or condition of the Agreement shall operate as a waiver of any other term, right or condition.  The provisions of the Agreement are intended for the sole benefit of parties hereto, and there are no third party beneficiaries other than successors by operation of law, permitted assigns or as expressly stated herein in Sections 11 and 18.  The preparation of the Agreement has been a joint effort of the parties and the resulting document shall not be construed more severely against one of the parties than against the other.  This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

No press release, public announcement or other disclosure with respect to this Agreement shall be issued or made by either party hereto without the prior consent of the other party, except with prior notice to the other party as may be necessary in the opinion of counsel to either party to meet the requirements of any applicable law, rule or regulations, the requirements of any governmental agency or the requirements of any stock exchange or inter-dealer quotation system on which the securities of such party or any of its affiliates may be listed.

(34)                          GUARANTY

The parties, including GUARANTOR, acknowledge that NOMACO has agreed to make significant investments in the development and purchase of expanded manufacturing capacity in order to supply the total requirements of SEALY in accordance with this Agreement.  As a requirement for NOMACO to enter into this Agreement, NOMACO has required that GUARANTOR, the parent company of SEALY, guarantee the payment and performance of all obligations of SEALY under this Agreement in as much as GUARANTOR has a present, vested pecuniary interest in SEALY and will realize a present, direct pecuniary benefit from execution and performance of this Agreement by the parties.  GUARANTOR hereby unconditionally guarantees to NOMACO the timely payment and performance of all obligations of SEALY under this Agreement, including without limitation payment of the Termination Fee.  This is a guaranty of payment and not merely of collection.  GUARANTOR shall have no right of setoff with any transaction.  The guaranty of GUARANTOR in this Section 34 shall remain in full force and effect until 90 days after all obligations of SEALY under this Agreement have been discharged.  GUARANTOR hereby waives diligence, presentment, demand of payment, protest, all notices (whether of nonpayment, acceleration, dishonor, protest or otherwise), notice of acceptance of this guaranty, all demands whatsoever, and all rights to require NOMACO to proceed against SEALY or any other person.

[SIGNATURES TO FOLLOW ON NEXT PAGE]

IN WITNESS WHEREOF, the parties have executed this Agreement by signature of their respective duly authorized representatives as of the day and year first above written.

SEALY, INC.	NOMACO INC.
(“SEALY”)	(“NOMACO”)

By:	/s/ David J. McIlquham	By:	/s/ Edward W. Nelson
Name:	David J. McIlquham	Name:	Edward W. Nelson
Title:	CEO	Title:	President
Date:	February 19, 2003	Date:	February 18, 2003

SEALY MATTRESS COMPANY
(“GUARANTOR”)

By:	/s/ David J. McIlquham
Name:	David J. McIlquham
Title:	CEO
Date:	February 19, 2003

Exhibit A

to

Supply Agreement

Between Sealy, Inc.

and Nomaco, Inc.

Effective Date: February 18, 2003

Products/Pricing

From time to time during the term, SEALY and NOMACO agree to jointly discuss product life cycle costing for the Products and agree to review areas for potential cost improvements. NOMACO will establish mutually satisfactory parameters and targets for improvement on or before November 15, 2003.  The parties expect NOMACO will initially focus on areas such as formulation changes, product design changes, manufacturing or fabrication methods, packaging, handling, scrap and other similar areas.

NOMACO in its sole and absolute discretion will allocate technical resources to define and implement improvement projects targeted to reduce costs associated with production of the Products by NOMACO.  NOMACO shall set in its reasonable discretion goals for each improvement project and track progress related thereto.  Once NOMACO has recovered all costs, fees, expenses or investments related to improvement projects and implementation thereof,  NOMACO and SEALY agree to cooperate in good faith to share equally (e.g. fifty percent (50%) each) the resulting net economic benefit determined after fully implementing any such improvements by NOMACO.

Prices for base planks are quoted floor loaded with no external packaging.  Prices for K-guards are quoted as bagged (not boxed).  Initial shipments will be boxed at NOMACO’s expense.  As logistics methods can be developed the packaging will evolve to reduce, or eliminate, boxes.

A-1

Each of the Products are listed below and correspond to the specifications for each such Product on Exhibit D.  Prices are supplied on a per unit basis.

KEYGUARDS (Items 1 - 12)

640 Mattress	11 leg side	10 leg side	8 leg side	7 leg side

Price Each	*	*	*	*

600 Mattress	11 leg side	10 leg side	7 leg side	6 leg side

Price Each	*	*	*	*

Ends Common	7 leg end	6 leg end	5 leg end	4 leg end

Price Each	*	*	*	*

EverEdgeRoll with KeyCorner(Items 13 - 21)

Part Description	Side 72	Side 67.75	Side 62.75	KeyCorner
Price Each	*	*	*	*

Part Description	End 26.5	End 41.25	End 48.25	End 60.5	End 64.25
Price Each	*	*	*	*	*

BASE PLANKS (1”) (Items 22 - 28)

Mattress size	Price each
Twin	*
Twin XL	*
Full	*
Full XL	*
Queen	*
King	*
King Cal	*

A-2

Exhibit B

to

Supply Agreement

Between Sealy, Inc.

and Nomaco, Inc.

Effective Date: February 18, 2003

Application Products

The “Application Products” consist of all finished mattress designs manufactured by SEALY which incorporate the Products, including without limitation all mattress sizes (e.g. Twin, Twin XL, Full, Full XL, Queen, King and Cal. King) and all mattress brands manufactured by SEALY (e.g. Posturepedic and Crown Jewel).

B-1

Exhibit C

to

Supply Agreement

Between Sealy, Inc.

and Nomaco, Inc.

Effective Date:February 18, 2003

Forecasts and Caps

Set forth below are the forecasts and related caps for production of the Products. Such caps reflect 110% of the forescasted amount unless otherwise specified.  The forecasts for each month after December 31, 2004 shall be the same as forecasted in 2004 unless otherwise agreed in writing by the parties.  (See attached 4 pages).

Sealy Forecast and Caps by month

	Jan-03	Feb-03	Mar-03	Apr-03	May-03	Jun-03	Jul-03	Aug-03	Sep-03	Oct-03	Nov-03	Dec-03	2003

Sealy Season	7.03%	9.45%	7.61%	7.13%	9.40%	7.93%	8.60%	11.13%	8.84%	7.31%	8.66%	6.92%	100%
Nomaco Season	8.08%	7.87%	7.90%	7.00%	9.10%	7.92%	9.74%	9.41%	8.76%	8.24%	8.52%	7.46%	100%

Forcast

PosterpPedic	1	1	1	1	1	0.815	0.675	0.4	0.35	0.25	0.1	0.1
KeyGuard
Twin	0	0	0	0	0	4,617	9,979	17,790	17,935	19,469	24,173	21,167	115,130
XL	0	0	0	0	0	229	495	882	890	966	1,199	1,050	5,710
Full	0	0	0	0	0	5,718	12,357	22,029	22,209	24,109	29,934	26,211	142,567
XL	0	0	0	0	0	20	43	76	77	83	103	90	491
Queen	0	0	0	0	0	14,101	30,475	54,327	54,770	59,456	73,820	64,640	351,589
King	0	0	0	0	0	3,713	8,024	14,304	14,420	15,654	19,436	17,019	92,569
Cal King	0	0	0	0	0	637	1,376	2,453	2,473	2,684	3,333	2,918	15,872
Total Units	0	0	0	0	0	29,034	62,748	111,860	112,773	122,421	151,998	133,095	723,928

1” Bases
Twin	0	0	0	0	0	4,650	10,050	17,916	18,062	19,607	24,344	21,317	115,945
XL	0	0	0	0	0	236	511	910	918	996	1,237	1,083	5,890
Full	0	0	0	0	0	5,824	12,586	22,437	22,621	24,556	30,489	26,697	145,210
XL	0	0	0	0	0	21	45	80	81	88	109	95	519
Queen	0	0	0	0	0	14,901	32,203	57,409	57,877	62,829	78,008	68,307	371,534
King	0	0	0	0	0	4,169	9,011	16,063	16,194	17,580	21,827	19,112	103,955
Cal King	0	0	0	0	0	793	1,714	3,056	3,081	3,344	4,152	3,636	19,777
Total Units	0	0	0	0	0	30,594	66,120	117,871	118,833	128,999	160,166	140,247	762,830

EverEdge Roll
Twin	0	0	0	0	0	33	71	126	127	138	171	150	815
XL	0	0	0	0	0	7	16	28	28	30	38	33	180
Full	0	0	0	0	0	106	229	408	412	447	555	486	2,643
XL	0	0	0	0	0	1	2	4	4	5	6	5	28
Queen	0	0	0	0	0	800	1,729	3,082	3,107	3,373	4,188	3,667	19,945
King	0	0	0	0	0	457	987	1,759	1,774	1,925	2,391	2,093	11,386
Cal King	0	0	0	0	0	157	338	603	608	660	820	718	3,904
Total Units	0	0	0	0	0	1,560	3,372	6,011	6,060	6,578	8,168	7,152	38,902

	Jan-03	Feb-03	Mar-03	Apr-03	May-03	Jun-03	Jul-03	Aug-03	Sep-03	Oct-03	Nov-03	Dec-03	2003

Caps

PosterpPedic
KeyGuard
Twin	0	0	0	0	0	4,617	9,979	17,790	17,935	21,416	26,590	23,283	126,643
XL	0	0	0	0	0	229	495	882	890	1,062	1,319	1,155	6,282
Full	0	0	0	0	0	5,718	12,357	22,029	22,209	26,520	32,927	28,832	156,823
XL	0	0	0	0	0	20	43	76	77	91	113	99	540
Queen	0	0	0	0	0	14,101	30,475	54,327	54,770	65,402	81,202	71,104	386,748
King	0	0	0	0	0	3,713	8,024	14,304	14,420	17,219	21,380	18,721	101,826
Cal King	0	0	0	0	0	637	1,376	2,453	2,473	2,952	3,666	3,210	17,459
Total Units	0	0	0	0	0	29,034	62,748	111,860	112,773	134,663	167,197	146,405	796,321

1” Bases
Twin	0	0	0	0	0	4,650	10,050	17,916	18,062	21,568	26,778	23,448	127,539
XL	0	0	0	0	0	236	511	910	918	1,096	1,360	1,191	6,479
Full	0	0	0	0	0	5,824	12,586	22,437	22,621	27,011	33,537	29,367	159,731
XL	0	0	0	0	0	21	45	80	81	97	120	105	571
Queen	0	0	0	0	0	14,901	32,203	57,409	57,877	69,112	85,809	75,138	408,688
King	0	0	0	0	0	4,169	9,011	16,063	16,194	19,337	24,009	21,024	114,351
Cal King	0	0	0	0	0	793	1,714	3,056	3,081	3,679	4,568	4,000	21,754
Total Units	0	0	0	0	0	30,594	66,120	117,871	118,833	141,899	176,182	154,272	839,113

EverEdge Roll
Twin	0	0	0	0	0	33	71	126	127	152	188	165	896
XL	0	0	0	0	0	7	16	28	28	33	41	36	198
Full	0	0	0	0	0	106	229	408	412	492	610	535	2,907
XL	0	0	0	0	0	1	2	4	4	5	6	6	31
Queen	0	0	0	0	0	800	1,729	3,082	3,107	3,710	4,607	4,034	21,940
King	0	0	0	0	0	457	987	1,759	1,774	2,118	2,630	2,303	12,525
Cal King	0	0	0	0	0	157	338	603	608	726	902	790	4,295
Total Units	0	0	0	0	0	1,560	3,372	6,011	6,060	7,236	8,985	7,867	42,792

	Jan-04	Feb-04	Mar-04	Apr-04	May-04	Jun-04	Jul-04	Aug-04	Sep-04	Oct-04	Nov-04	Dec-04	2004

	7.03%	9.45%	7.61%	7.13%	9.40%	7.93%	8.60%	11.13%	8.84%	7.31%	8.66%	6.92%	100%
Caps	8.08%	7.87%	7.90%	7.00%	9.10%	7.92%	9.74%	9.41%	8.76%	8.24%	8.52%	7.46%

PosterpPedic

KeyGuard

Twin	25,456	24,814	24,887	22,047	28,677	24,959	30,705	29,649	27,592	25,959	26,859	23,519	315,122
XL	1,263	1,231	1,234	1,094	1,422	1,238	1,523	1,471	1,369	1,288	1,332	1,167	15,630
Full	31,523	30,727	30,817	27,301	35,511	30,907	38,022	36,715	34,168	32,145	33,260	29,123	390,219
XL	109	106	106	94	122	106	131	126	118	111	115	100	1,344
Queen	77,740	75,777	76,000	67,328	87,574	76,220	93,768	90,545	84,262	79,275	82,023	71,822	962,334
King	20,468	19,951	20,010	17,727	23,057	20,068	24,688	23,839	22,185	20,872	21,596	18,910	253,371
Cal King	3,510	3,421	3,431	3,039	3,953	3,441	4,233	4,088	3,804	3,579	3,703	3,242	43,444
Total Units	160,068	156,027	156,485	138,630	180,317	156,939	193,071	186,433	173,497	163,228	168,886	147,884	1,981,464

1” Bases
Twin	25,637	24,989	25,063	22,203	28,880	25,135	30,922	29,859	27,787	26,143	27,049	23,685	317,352
XL	1,302	1,269	1,273	1,128	1,467	1,277	1,571	1,517	1,412	1,328	1,374	1,203	16,122
Full	32,107	31,297	31,389	27,807	36,169	31,480	38,727	37,396	34,801	32,741	33,876	29,663	397,453
XL	115	112	112	99	129	113	138	134	124	117	121	106	1,420
Queen	82,150	80,076	80,311	71,148	92,542	80,544	99,088	95,681	89,042	83,772	86,676	75,897	1,016,927
King	22,986	22,405	22,471	19,907	25,893	22,536	27,725	26,772	24,914	23,439	24,252	21,236	284,536
Cal King	4,373	4,262	4,275	3,787	4,926	4,287	5,274	5,093	4,740	4,459	4,614	4,040	54,131
Total Units	168,670	164,411	164,894	146,079	190,006	165,372	203,446	196,451	182,820	171,999	177,962	155,830	2,087,941

EverEdge Roll
Twin	180	176	176	156	203	177	217	210	195	184	190	166	2,231
XL	40	39	39	34	45	39	48	46	43	41	42	37	492
Full	584	570	571	506	658	573	705	681	633	596	617	540	7,234
XL	6	6	6	5	7	6	7	7	7	6	6	6	76
Queen	4,410	4,299	4,311	3,819	4,968	4,324	5,319	5,137	4,780	4,497	4,653	4,074	54,593
King	2,518	2,454	2,461	2,180	2,836	2,468	3,037	2,932	2,729	2,567	2,656	2,326	31,165
Cal King	863	842	844	748	973	846	1,041	1,006	936	880	911	798	10,687
Total Units	8,602	8,384	8,409	7,450	9,690	8,433	10,375	10,018	9,323	8,771	9,075	7,947	106,477

	Jan-04	Feb-04	Mar-04	Apr-04	May-04	Jun-04	Jul-04	Aug-04	Sep-04	Oct-04	Nov-04	Dec-04	2004

Caps

PosterpPedic

KeyGuard
Twin	28,002	27,295	27,375	24,252	31,544	27,455	33,775	32,614	30,351	28,555	29,545	25,871	346,634
XL	1,389	1,354	1,358	1,203	1,565	1,362	1,675	1,618	1,505	1,416	1,465	1,283	17,193
Full	34,675	33,800	33,899	30,031	39,062	33,997	41,825	40,387	37,584	35,360	36,586	32,036	429,241
XL	119	116	117	103	135	117	144	139	129	122	126	110	1,479
Queen	85,514	83,355	83,600	74,061	96,332	83,842	103,145	99,599	92,688	87,202	90,225	79,005	1,058,567
King	22,515	21,946	22,011	19,499	25,363	22,075	27,157	26,223	24,404	22,959	23,755	20,801	278,708
Cal King	3,860	3,763	3,774	3,343	4,349	3,785	4,656	4,496	4,184	3,937	4,073	3,567	47,788
Total Units	176,075	171,629	172,134	152,493	198,349	172,633	212,378	205,076	190,847	179,551	185,775	162,672	2,179,610

1” Bases
Twin	28,200	27,488	27,569	24,423	31,768	27,649	34,015	32,845	30,566	28,757	29,754	26,054	349,087
XL	1,433	1,396	1,401	1,241	1,614	1,405	1,728	1,669	1,553	1,461	1,512	1,324	17,734
Full	35,318	34,426	34,528	30,588	39,786	34,628	42,600	41,135	38,281	36,015	37,264	32,630	437,198
XL	126	123	123	109	142	124	152	147	137	129	133	117	1,563
Queen	90,365	88,084	88,342	78,262	101,796	88,599	108,996	105,249	97,946	92,149	95,343	83,487	1,118,619
King	25,284	24,646	24,718	21,898	28,483	24,790	30,497	29,449	27,405	25,783	26,677	23,360	312,990
Cal King	4,810	4,689	4,702	4,166	5,419	4,716	5,802	5,602	5,214	4,905	5,075	4,444	59,544
Total Units	185,537	180,852	181,384	160,687	209,007	181,909	223,790	216,096	201,102	189,199	195,758	171,414	2,296,735

EverEdge Roll
Twin	198	193	194	172	223	194	239	231	215	202	209	183	2,454
XL	44	43	43	38	49	43	53	51	47	45	46	40	541
Full	643	627	628	557	724	630	775	749	697	656	678	594	7,958
XL	7	7	7	6	8	7	8	8	7	7	7	6	84
Queen	4,851	4,729	4,743	4,201	5,465	4,756	5,851	5,650	5,258	4,947	5,118	4,482	60,052
King	2,769	2,699	2,707	2,398	3,120	2,715	3,340	3,226	3,002	2,824	2,922	2,559	34,282
Cal King	950	926	928	822	1,070	931	1,145	1,106	1,029	968	1,002	877	11,756
Total Units	9,462	9,223	9,250	8,194	10,659	9,277	11,412	11,020	10,255	9,648	9,983	8,741	117,125

Exhibit D

to

Supply Agreement

Between Sealy, Inc.

and Nomaco, Inc.

Effective Date: February 18, 2003

Product Specifications

Bases

Initial size specifications and tolerances are over-sized to SEALY’s needs and can be reduced over time as determined by ongoing dimensional and manufacturing analysis (both at Sealy and Nomaco).

Bases are floor loaded with no external packaging.

Keyguards

Extrusion capability analysis demonstrates that the keyguard profile width tolerance can be achieved within a 98% confidence interval at +/- 2mm and within a 95% confidence interval at +/- 1.5mm.

Product packaging is being quoted as bagged.  Initial shipments will be boxed at Nomaco’s expense.  As logistics methods can be developed the packaging will evolve to reduce, or eliminate, boxes.

CAD Drawing Attachments

Attached hereto are 28 CAD designs for each of the Products specified on Exhibit A setting forth the applicatble specifcations.  Such attachements include 12 K-Guards (Items 1-7), 9  EverEdgeRolls with KeyCorner (Items 13 - 21) and 7 base planks (one inch) (Items 22 – 28).

[ATTACH CAD DRAWINGS/SPECIFICATIONS].

D-1

Exhibit E

to

Supply Agreement

Between Sealy, Inc.

and Nomaco, Inc.

Effective Date: February 18, 2003

Performance Metric/Standards/Special Instructions

Packaging

Unless otherwise specified, all Products will be packed in accordance with good commercial practice to prevent damage and deterioration during shipping, handling, and storage.  A complete packing list shall be enclosed with all shipments.  NOMACO shall mark containers or packages with necessary lifting, loading, and shipping information.

Access to Facilities

Access to facilities by duly authorized SEALY Personnel shall be permitted upon reasonable advance request during normal business hours.

Minimum Inventory

NOMACO will maintain a minimum inventory of 21 days’ reasonably forecasted supply of the Products referenced in Exhibit A.  Over time inventory will be reviewed by SEALY and NOMACO from time to time, subject to the other provisions to this Agreement, to optimize cost and service.

Invoice Accuracy

NOMACO will use commercially reasonable efforts to cause its invoice to match the packing slip and shipping documentation without errors.  All invoices must include the following information:

1.	Invoice number	7.	Purchase order number
2.	Ship to location	8.	Invoice date
3.	Payment terms	9.	SEALY vendor number
4.	Number of pieces shipped	10.	Person’s name who entered PO
5.	Price per piece	11.	Vendor address and telephone number.
6.	Mode of transportation

On-Time Delivery

NOMACO will use commercially reasonable efforts to cause the carrier engaged pursuant to Section 3(d) to deliver all accepted orders for Products on time to the designated SEALY location within the continental United States.  Any order delivered by such carrier more than one (1) business day after the promised delivery date as specified in the confirmation shall not be on time.  NOMACO shall be in compliance with this on time delivery requirement so long as at least 94% of all orders are delivered on time during any 30 consecutive days; provided, that such performance standard shall be increased to 95% effective January 1, 2004 and 96% effective on January 1, 2005.  SEALY will review delivery performance monthly and notify NOMACO of its findings.

Order Accuracy

NOMACO will use commercially reasonably efforts to accurately fill each order for Products.  Order accuracy will be measured as orders shipped to SEALY at all locations per EDI acknowledgement of NOMACO and will be measured by part quantities.  NOMACO shall be in compliance with this order accuracy requirement so long as at least 98% of all orders delivered in any 30 consecutive days are accurate.  SEALY will review order accuracy monthly and notify NOMACO of its findings.

Back-Order Frequency

Subject to the caps for Products established pursuant to Section 3(c), NOMACO will use commercially reasonable efforts to limit back-order frequency for orders of the Products.  Back-order frequency will be measured by orders shipped short to SEALY locations per the original order sent by any SEALY location and will be measured by part.  NOMACO shall be in compliance with this back-order frequency requirement so long as such back-order frequency does not exceed 3% during any 30 consecutive days.  SEALY will review back-order frequency monthly and notify NOMACO of its findings.

EDI Acknowledgement

NOMACO will use commercially reasonably efforts to generate an EDI 855 acknowledgement within 3 business hours of receipt of EDI 850.

NOMACO will use commercially reasonable efforts to generate an EDI 856 ASN (Advance Ship Notice) when shipment has been tendered to the designated transportation carrier.  The EDI requirement will be implemented by second quarter 2003.  Both parties will mutually agree to the designated format.

NOMACO shall be in compliance with this requirement so long as at least 98% of all responses to all EDI orders in any 30 consecutive days are generated within 3 business hours of receipt of EDI 850 and at least 98% of all EDI ASN’s are transmitted 100% accurate.  SEALY will review response rates monthly and notify NOMACO of its findings.

Fines

After notice of any default by NOMACO of its failure to satisfy the requirements for on-time delivery, order accuracy, back-order frequency and EDI Acknowledgment/ASN transmissions, SEALY may charge NOMACO a fine equal to $1,500 for each month after such notice in which SEALY documents the failure of NOMACO to satisfy the above referenced minimum targets; provided that the fine for EDI acknowledgement shall be $500.  Such monthly fee shall be the sole and exclusive remedy available to SEALY for any failure of NOMACO to satisfy such targets unless such violations give rise in the aggregate to a material breach by NOMACO as described below.  Such fee shall be payable with respect to each of the above referenced performance measures (e.g. maximum of $$5,500 for any single month).

Material Breach

NOMACO shall be deemed in material breach of this Agreement if NOMACO fails to satisfy the referenced minimum targets with respect to back-order frequency, EDI acknowledgment or ASN transmissions, respectively, and such failure with respect to such specific matter continues for three (3) consecutive months or four months in any calendar year and results in a material adverse effect on SEALY with respect to the manufacture of the Products.

Exhibit F

to

Supply Agreement

Between Sealy, Inc.

and Nomaco, Inc.

Effectiv Date: February 18, 2003

SEALY, Inc. Affiliates

Affiliate Name

Comfort Source (Mattress Discounters)

SEALY Patterson, NJ licensee

SEALY Mexico

SEALY Canada

SEALY Puerto Rico

SEALY Dominican Republic

SEALY Bahamas

SEALY Australia

SEALY Asia

SEALY Brazil

SEALY Argentina

SEALY Italy

SEALY France

SEALY Japan

SEALY Korea

SEALY India

F-1

Exhibit G

to

Supply Agreement

Between Sealy, Inc.

and Nomaco, Inc.

Effective Date: February 18, 2003

Nomaco Marks/Markets

“NOMACO Marks” means each of the following trademarks or trade names with respect to the identified products of NOMACO: “NomaFOAM.”

“Markets” means the market for sale and distribution of the Products in North America for use in any manufactured bedding products that are directly competitive in such geographic territory with the Application Products.

F-2

Exhibit H

to

Supply Agreement

Between Sealy, Inc.

and Nomaco, Inc.

Effective Date: February 18, 2003

Initial Quantities Of Products

Floor Samples (All Queen)
Wave 1 - June 9-July 15	16,676
Wave 2 - July 15 - September 15	8,232
Wave 3 - September 15 – End of Year	1,367

Training Schedule
Wave 1 - March 3 - 7	100 Twin	200 Full	400 Queen	100 King
Wave 2 - March 10 - 14	100 Twin	200 Full	400 Queen	100 King
Wave 3 - March 17 - 21	100 Twin	200 Full	400 Queen	100 King
Wave 4 - March 24 - 28	100 Twin	200 Full	400 Queen	100 King
Wave 5- March 31 - April 4	75 Twin	150 Full	300 Queen	75 King

The volumes listed above are actually completed mattress units.  NOMACO will be required to supply all Products necessary for SEALY to manufacture the above referenced completed mattress units in configurations selected by SEALY.

H-1

EXHIBIT I

to

Supply Agreement

Between Sealy, Inc.

and Nomaco, Inc.

Effective Date: February 18, 2003

INTELLECTUAL PROPERTY LICENSE AGREEMENT

THIS LICENSE AGREEMENT (the “Agreement”), made as of                           , 2      , by and between SEALY, INC., a North Carolina corporation having a principal office at One Office Parkway, Trinity, NC 27370 (hereinafter referred to as “SEALY”), and NOMACO INC., a North Carolina corporation with offices at 501 NMC Drive, Zebulon, North Carolina 27597 (hereinafter referred to as “NOMACO”).

WHEREAS, pursuant to the Supply Agreement between SEALY and NOMACO dated as of                       , 2003 (the “Supply Agreement”), NOMACO agreed to supply to SEALY, and SEALY agreed to receive from NOMACO, all of SEALY’s total requirements for certain products; and

WHEREAS, NOMACO is the owner of certain intellectual property related to SEALY’s products; and

WHEREAS, SEALY desires to obtain a temporary license under certain intellectual property owned by NOMACO to continue making and selling certain products in certain circumstances set forth in the Supply Agreement.

NOW, THEREFORE, in consideration of the foregoing premises and the mutual promises and covenants contained herein, and to induce the parties to enter into the Supply Agreement, NOMACO and SEALY hereby agree as follows:

1.                                       DEFINITIONS.

(a)                                  “Application Products” shall have the meaning set forth in the Supply Agreement.

(b)                                 “Licensed Territory” shall mean the United States, Canada and Mexico, including their territories and possessions.

(c)                                  “Licensed Products” shall mean and refer to any and all products identified as “Products” in the Supply Agreement.

(d)                                 “NOMACO Technology” shall mean and refer to any and all patents or other intellectual property, owned by NOMACO, that is/are necessary to manufacture the Licensed Products for the purpose of manufacturing the Application Products.

(e)                                  “Supply Agreement Effective Date” shall mean and refer to the effective date of the Supply Agreement.

2.                                       GRANT.  NOMACO hereby grants to SEALY a limited, non-transferable, non-exclusive license under the NOMACO Technology to make, have made and use the Licensed Products solely for the purpose of supplying SEALY with its total requirements for the Licensed Products with respect to the manufacture by SEALY of the Application Products for sale and distribution in the Licensed Territory.

3.                                       TERM.  This Agreement shall begin upon the termination of the Supply Agreement and shall continue in operation until the earlier of (i) the fourth (4th) anniversary of the Supply Agreement Effective Date, or, if such anniversary has already passed, then until the immediately following anniversary of the Supply Agreement Effective Date, or (ii) the expiration of all patents included in the NOMACO Technology.

4.                                       LIMITED RIGHT TO SUBLICENSE.  The license granted herein is personal to SEALY and explicitly excludes any right to grant sublicenses or to sub-contract, assign, transfer or otherwise delegate all or any part of such right and license, including by way of SEALY’s merger or acquisition of, by or with another party; provided, however, that SEALY shall have the right to grant to a single subcontractor manufacturer approved by NOMACO a limited, non-transferable sublicense under the NOMACO Technology to make the Licensed Products solely for the purpose of supplying SEALY with its requirements as contemplated in the Supply Agreement.

5.                                       PATENT MARKING.  For each Application Product falling within the scope of any of the claims of any patent application or issued patent included in the Licensed Technology, SEALY shall mark or have marked each such product with the legend “Patent Pending” and/or the number of any or all such issued patents, or with such other notices as may be permitted, applicable and in compliance with U. S. law.  In this regard, NOMACO shall advise SEALY upon the issuance of all future patents coming within the definition of Licensed Technology so that an appropriate legend may be marked on each such product accordingly.

6.                                       MISCELLANEOUS.

(a)                                  Independent Contractor.  NOMACO shall be and remain an independent contractor in the performance of the services hereunder and nothing herein contained shall be construed to be inconsistent with this relationship or status.  NOMACO shall be responsible for selecting, assigning, supervising and directing the activities of all persons required for the performance of the services and shall be responsible for all wages, salaries, payroll records, withholding taxes, FICA taxes, benefits (if any) and unemployment insurance payments for all such persons assigned to the services or any part thereof, other than employees of SEALY or any affiliate thereof.

(b)                                 Entire Agreement Regarding Post-Breach License.  The parties acknowledge that this Agreement is ancillary to the Supply Agreement between NOMACO and SEALY and that this Agreement does not purport to include all of the terms of that relationship; however, this Agreement does represent the entire understanding between NOMACO and SEALY regarding the grant of any intellectual property license, from NOMACO to SEALY, in the event of a breach of the Supply Agreement, superseding any and all previous oral or written representations, and any and all prior and collateral negotiations, communications, or understandings as to these matters.

(c)                                  Amendment.  No change, modification, alteration, or addition to any provision hereof shall be binding unless in writing and executed by authorized representatives of the parties.

(d)                                 Waiver.  None of the terms of this Agreement shall be deemed to be waived, in whole or in part, by either party or amended or supplemented unless such waiver, amendment, or supplement is in writing and executed by authorized representatives of both parties.  No waiver of any provision of this Agreement shall render unenforceable any other provision of this Agreement.

(e)                                  Assignment.  This Agreement is personal to SEALY and SEALY may not assign, delegate or transfer this Agreement, in whole or in part, or any interest arising hereunder, without the prior written consent of NOMACO.  Any attempted assignment, delegation or transfer not in accordance herewith shall be null and void, and of no force or effect.

(f)                                    Burdens and Benefits. Subject to the limitations of Section 6 (e), this Agreement shall be binding upon and shall inure to the benefit of the parties and their successors .

(g)                                 Severability. If any provision of this Agreement should be construed or held to be void, invalid or unenforceable, by order, decree or judgment of a court of competent jurisdiction, the remaining provisions of this Agreement shall not be affected thereby, but shall remain in full force and effect. The parties agree that any provision(s) found invalid or unenforceable shall be deemed modified to the minimum extent necessary to make such provisions consistent with applicable law.

(h)                                 Survivability.  Those provisions of this Agreement which would require that they survive the termination of this Agreement in order to give them full force and effect shall survive the termination of this Agreement for any reason, regardless of the date, cause or manner of such termination.

(i)                                     Headings.  The headings of the Articles and Sections of this Agreement are for convenience only and shall not be a part of or affect the meaning or interpretation of this Agreement.

(j)                                     Compliance with Laws.  SEALY, its employees, and agents shall comply with applicable laws, ordinances, regulations and codes, including the identification and procurement of required permits, certificates, approvals and inspections, in the performance of this Agreement.

(k)                                  Governing Law.  The laws of the State of North Carolina hereunder shall govern the interpretation, construction and performance of this Agreement and the rights and remedies of the parties.

(l)                                     Remedies.  The parties understand and agree that the mutual promises and covenants of this Agreement are special, unique, and of extraordinary character, and in the event of any default, breach, or threatened breach of this Agreement by either party or any of its employees, agents or other personnel of any covenant or provision in this Agreement applicable to such party, the other party shall be entitled, at its sole discretion, to institute and prosecute proceedings in any court of competent jurisdiction, either at law or in equity, and shall be entitled to any and all such remedies (including any damages, injunctive, specific performance, or combination thereof) as may be available at law or in equity.

(m)                               Attorneys’ Fees.  In the event that either party employs attorneys to enforce any right arising out of or relating to this Agreement, the prevailing party shall be entitled to recover its reasonable attorneys’ fees and costs.

(n)                                 Notices. All notices which may be given in connection with this Agreement shall be in writing and shall be sent, and deemed received and delivered, upon five (5) days after mailing, by either party to the other by U.S. Registered Mail, or upon one (1) business day if sent by facsimile with confirming copy delivered or upon one (1) business day if sent by nationally recognized courier service via overnight next day delivery, addressed to the addresses as follows:

If to NOMACO :

501 NMC Drive

Zebulon, North Carolina 27597

Attention:  Ed Nelson, President

Facsimile:  (919) 269-7936

If to SEALY:

One Office Parkway

Trinity, North Carolina 27370

Attention:                                          ,Vice President

Facsimile:

(o)                                 Warranty of Authority.  The parties warrant that the terms of this Agreement are valid and binding, that entering into and performing the terms of this Agreement does not constitute a violation of any law, regulation, contract or understanding applicable to the parties, and that the respective undersigned persons are authorized to execute this Agreement on behalf of the respective parties.

[SIGNATURES TO FOLLOW ON NEXT PAGE]

IN WITNESS WHEREOF, the parties have executed this Agreement by signature of their respective duly authorized representatives as of the day and year first above written.

SEALY, INC.	NOMACO INC.
(“SEALY”)	(“NOMACO”)

By:	By:
Name:	Name:
Title:	Title:

Date:	Date: